Exhibit 99.1

Investor Contact: Larry P. Kromidas
(314) 480-1452
lpkromidas@olin.com

  News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

OLIN ANNOUNCES THIRD QUARTER 2017 EARNINGS

Third Quarter Highlights

•	Net income of $52.7 million and adjusted EBITDA of $265.5 million

•	Provides fourth quarter 2017 adjusted EBITDA forecast of $280 million

Clayton, MO, October 30, 2017 - Olin Corporation (NYSE: OLN) announced financial results for the third quarter ended September 30, 2017.

The third quarter 2017 reported net income was $52.7 million, or $0.31 per diluted share, which compares to a net income of $17.5 million, or $0.11 per diluted share for the third quarter 2016. Third quarter 2017 adjusted EBITDA of $265.5 million reflects depreciation and amortization expense of $139.2 million, restructuring charges of $9.2 million, and acquisition-related integration and other costs of $4.0 million. Third quarter 2016 adjusted EBITDA was $221.9 million. Sales in the third quarter 2017 were $1,554.9 million compared to $1,452.7 million in the third quarter 2016.

John E. Fischer, Chairman, President and Chief Executive Officer, said, “As a result of the flooding from Hurricane Harvey, Olin was forced to reduce production at its Freeport, Texas facility from late August through mid-October due to logistics constraints, customer outages and raw material availability. Other Olin plants that supply customers in Texas were also impacted by Hurricane Harvey. Olin’s third quarter 2017 adjusted EBITDA was reduced by $42.7 million associated with Hurricane Harvey representing $12.9 million of incremental costs to continue operations, and $29.8 million of unabsorbed fixed manufacturing costs and reduced profit from lost sales. Chlor Alkali Products and Vinyls third quarter 2017 segment earnings were reduced by $24.0 million and Epoxy third quarter 2017 segment earnings were reduced by $18.7 million associated with Hurricane Harvey.

“Chlor Alkali Products and Vinyls experienced sequential improvement in third quarter caustic soda pricing of approximately 6%. As we expected, ethylene dichloride prices declined sequentially in the third quarter. The third quarter 2017 Epoxy results benefited from improved pricing and lower raw material costs compared to levels experienced in the second quarter of 2017. Winchester third quarter 2017 segment earnings of $17.2 million were below our expectations due to lower commercial sales volume combined with a less favorable sales product mix. Winchester continued to experience softness in commercial ammunition demand. Third quarter 2017 commercial sales declined approximately 20% compared to third quarter 2016.

“We expect fourth quarter 2017 adjusted EBITDA of approximately $280 million with upside opportunities and downside risks of approximately 5%. We estimate that Olin’s fourth quarter 2017 adjusted EBITDA will be reduced by approximately $10 million to $15 million representing incremental costs, which include higher hydrocarbon costs, unabsorbed fixed manufacturing costs and reduced profit from lost sales associated with Hurricane Harvey. The Chlor Alkali Products and Vinyls business in fourth quarter 2017 is forecast to benefit from stronger year over year volumes, sequentially improved caustic soda and chlorine prices and lower ethylene costs. Ethylene dichloride pricing is forecast to decline sequentially from the third quarter to the fourth quarter. Epoxy fourth quarter 2017 segment results will reflect a 35-day planned maintenance turnaround at our production facility in Stade, Germany. Winchester fourth quarter 2017 segment earnings are expected to be below fourth quarter 2016 levels due to the continuation of lower commercial ammunition sales combined with higher commodity and other material costs.”

SEGMENT REPORTING

Olin defines segment earnings as income (loss) before interest expense, interest income, other operating income (expense) and income taxes and includes the earnings of non-consolidated affiliates in segment results consistent with management’s monitoring of the operating segments.

CHLOR ALKALI PRODUCTS AND VINYLS

Chlor Alkali Products and Vinyls sales for the third quarter 2017 were $881.2 million compared to $779.4 million in the third quarter 2016. The increase in the third quarter sales compared to the prior year was primarily due to increased caustic soda prices partially offset by lower ethylene dichloride pricing and lower volumes associated with Hurricane Harvey. Third quarter 2017 segment earnings of $129.7 million improved compared to $53.7 million in the third quarter 2016, primarily due to higher pricing of caustic soda, partially offset by lower ethylene dichloride pricing and $24.0 million of additional costs, unabsorbed fixed manufacturing costs, and reduced profit from lost sales associated with Hurricane Harvey. Chlor Alkali Products and Vinyls third quarter 2017 results included depreciation and amortization expense of $106.8 million compared to $106.3 million in the third quarter 2016.

EPOXY

Epoxy sales for the third quarter 2017 were $489.9 million compared to $470.1 million in the third quarter 2016. The increase in Epoxy sales was primarily due to higher product prices partially offset by lower volumes associated with Hurricane Harvey. The third quarter 2017 segment loss was $1.7 million compared to segment earnings of $10.3 million in the third quarter 2016. The Epoxy decline in segment earnings was principally due to $18.7 million of additional costs, unabsorbed fixed manufacturing costs, and reduced profit from lost sales associated with Hurricane Harvey. Year over year, higher product prices were partially offset by higher raw material costs, primarily benzene and propylene. Epoxy third quarter 2017 results included depreciation and amortization expense of $24.4 million compared to $22.6 million in the third quarter 2016.

WINCHESTER

Winchester sales for the third quarter 2017 were $183.8 million compared to $203.2 million in the third quarter 2016. Third quarter 2017 segment earnings were $17.2 million compared to $36.0 million in the third quarter 2016. The decrease in sales and segment earnings was primarily due to lower shipments to commercial customers reflecting lower demand for pistol, rifle, and shotshell ammunition, partially offset by higher military sales. The year over year decline in segment earnings also reflects a less favorable product mix, lower selling prices and higher commodity and other material costs. Winchester third quarter 2017 results included depreciation and amortization expense of $4.8 million compared to $4.7 million in the third quarter 2016.

CORPORATE AND OTHER COSTS

Pension income included in the third quarter 2017 Corporate and Other segment was $11.1 million compared to $15.4 million in the third quarter 2016.

Third quarter 2017 charges to income for environmental investigatory and remedial activities were $1.8 million compared to $0.4 million in the third quarter 2016. These charges relate primarily to remedial and investigatory activities associated with former waste sites and past operations of the legacy Olin businesses.

Other corporate and unallocated costs in the third quarter 2017 increased by $2.9 million compared to the third quarter 2016, primarily due to increased stock-based compensation expense, which includes mark-to-market adjustments, and costs associated with the implementation of new enterprise resource planning, manufacturing, and engineering systems, and related infrastructure costs. These were partially offset by lower legal and litigation costs.

CASH / DEBT

In September 2017, we made a payment of $209.4 million to The Dow Chemical Company to reserve future ethylene supply at producer economics with a 20-year ethylene supply contract. To fund a portion of the ethylene payment, we borrowed $120 million under our Senior Revolving Credit Facility and $40.0 million under our Receivables Financing Agreement.

DIVIDEND

On October 25, 2017, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock. The dividend is payable on December 11, 2017, to shareholders of record at the close of business on November 10, 2017. This will be the 364th consecutive quarterly dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

Olin management will host a conference call to discuss third quarter 2017 earnings at 10:00 A.M. ET on Tuesday, October 31, 2017. The call, along with associated slides, which will be available one hour prior to the call, will be accessible via webcast through Olin’s website, www.olin.com. An archived replay of the webcast will also be available on Olin’s Investor Relations website beginning at 12:00 P.M. ET. A final transcript of the call will be posted the day following the event.

COMPANY DESCRIPTION

Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit www.olin.com for more information on Olin.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. These statements may include statements regarding the October 2015 transaction to acquire the business (the Acquired Business) from The Dow Chemical Company (TDCC), the expected benefits and synergies of the transaction, and future opportunities for the combined company following the transaction. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “project,” “estimate,” “forecast,” “optimistic,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2016, include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as ammunition, vinyls, urethanes, and pulp and paper, and the migration by United States customers to low-cost foreign locations;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	higher-than-expected raw material and energy, transportation, and/or logistics costs;

•	our substantial amount of indebtedness and significant debt service obligations;

•	weak industry conditions could affect our ability to comply with the financial maintenance covenants in our senior credit facilities and certain tax-exempt bonds;

•	our reliance on a limited number of suppliers for specified feedstock and services and our reliance on third-party transportation;

•	failure to control costs or to achieve targeted cost reductions;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

•	changes in legislation or government regulations or policies;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	complications resulting from our multiple enterprise resource planning (ERP) systems;

•	the failure or an interruption of our information technology systems;

•	unexpected litigation outcomes;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	the integration of the Acquired Business may not be successful in realizing the benefits of the anticipated synergies;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;

•	fluctuations in foreign currency exchange rates;

•	adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital;

•	failure to attract, retain and motivate key employees;

•	our assumptions included in long range plans not realized causing a non-cash impairment charge of long-lived assets;

•	the effects of restrictions imposed on our business following the transaction with TDCC in order to avoid significant tax-related liabilities; and

•	differences between the historical financial information of Olin and the Acquired Business and our future operating performance.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2017-22

Olin Corporation
Consolidated Statements of Operations(a)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share amounts)	2017	2016	2017	2016
Sales	$1,554.9	$1,452.7	$4,648.5	$4,164.9
Operating Expenses:
Cost of Goods Sold	1,345.6	1,284.4	4,143.4	3,696.7
Selling and Administration(b)	86.4	82.0	254.6	249.4
Restructuring Charges(c)	9.2	5.2	25.9	106.2
Acquisition-related Costs(d)	1.1	13.1	12.5	39.6
Other Operating (Expense) Income(e)	—	(0.2)	(0.1)	10.5
Operating Income	112.6	67.8	212.0	83.5
Earnings of Non-consolidated Affiliates	0.5	0.5	1.5	1.1
Interest Expense	53.1	47.5	158.0	143.6
Interest Income	0.4	0.5	1.0	1.3
Income (Loss) before Taxes	60.4	21.3	56.5	(57.7)
Income Tax Provision (Benefit)	7.7	3.8	(3.7)	(36.3)
Net Income (Loss)	$52.7	$17.5	$60.2	$(21.4)
Net Income (Loss) Per Common Share:
Basic	$0.32	$0.11	$0.36	$(0.13)
Diluted	$0.31	$0.11	$0.36	$(0.13)
Dividends Per Common Share	$0.20	$0.20	$0.60	$0.60
Average Common Shares Outstanding - Basic	166.3	165.2	166.0	165.2
Average Common Shares Outstanding - Diluted	168.5	166.5	168.2	165.2

(a)	Unaudited.

(b)
Selling and administration expense for both the three and nine months ended September 30, 2017 included costs associated with the implementation of new enterprise resource planning, manufacturing, and engineering systems, and related infrastructure costs of $2.9 million.

(c)
Restructuring charges for the three and nine months ended September 30, 2017 and 2016 were primarily associated with the closure of 433,000 tons of chlor alkali capacity across three separate Olin locations. For the nine months ended September 30, 2016, $76.6 million of these charges were non-cash impairment charges for equipment and facilities.

(d)	Acquisition-related costs for the three and nine months ended September 30, 2017 and 2016 were associated with our integration of the Acquired Business.

(e)
Other operating (expense) income for the nine months ended September 30, 2016 included an $11.0 million insurance recovery for property damage and business interruption related to a 2008 chlor alkali facility incident.

Olin Corporation
Segment Information(a)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2017	2016	2017	2016
Sales:
Chlor Alkali Products and Vinyls	$881.2	$779.4	$2,583.2	$2,216.7
Epoxy	489.9	470.1	1,549.5	1,380.3
Winchester	183.8	203.2	515.8	567.9
Total Sales	$1,554.9	$1,452.7	$4,648.5	$4,164.9
Income (Loss) before Taxes:
Chlor Alkali Products and Vinyls	$129.7	$53.7	$270.0	$152.5
Epoxy	(1.7)	10.3	(11.0)	18.5
Winchester	17.2	36.0	61.3	95.9
Corporate/Other:
Pension Income(b)	11.1	15.4	32.1	40.2
Environmental Expense	(1.8)	(0.4)	(6.2)	(5.5)
Other Corporate and Unallocated Costs(c)	(31.1)	(28.2)	(94.2)	(81.7)
Restructuring Charges(d)	(9.2)	(5.2)	(25.9)	(106.2)
Acquisition-related Costs(e)	(1.1)	(13.1)	(12.5)	(39.6)
Other Operating (Expense) Income(f)	—	(0.2)	(0.1)	10.5
Interest Expense	(53.1)	(47.5)	(158.0)	(143.6)
Interest Income	0.4	0.5	1.0	1.3
Income (Loss) before Taxes	$60.4	$21.3	$56.5	$(57.7)

(a)	Unaudited.

(b)
The service cost and the amortization of prior service cost components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data. All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost and recognized actuarial gains and losses.

(c)
Other corporate and unallocated costs for both the three and nine months ended September 30, 2017 included costs associated with the implementation of new enterprise resource planning, manufacturing, and engineering systems, and related infrastructure costs of $2.9 million.

(d)
Restructuring charges for the three and nine months ended September 30, 2017 and 2016 were primarily associated with the closure of 433,000 tons of chlor alkali capacity across three separate Olin locations. For the nine months ended September 30, 2016, $76.6 million of these charges were non-cash impairment charges for equipment and facilities.

(e)	Acquisition-related costs for the three and nine months ended September 30, 2017 and 2016 were associated with our integration of the Acquired Business.

(f)
Other operating (expense) income for the nine months ended September 30, 2016 included an $11.0 million insurance recovery for property damage and business interruption related to a 2008 chlor alkali facility incident.

Olin Corporation
Consolidated Balance Sheets(a)

	September 30,	December 31,	September 30,
(In millions, except per share data)	2017	2016	2016
Assets:
Cash & Cash Equivalents	$255.9	$184.5	$127.0
Accounts Receivable, Net	729.5	675.0	744.1
Income Taxes Receivable	15.9	25.5	49.0
Inventories	689.5	630.4	617.0
Other Current Assets	27.1	30.8	16.1
Total Current Assets	1,717.9	1,546.2	1,553.2
Property, Plant and Equipment (Less Accumulated Depreciation of $2,222.8, $1,891.6 and $1,788.6)	3,579.2	3,704.9	3,713.9
Deferred Income Taxes	141.1	119.5	112.2
Other Assets	1,215.6	644.4	640.3
Intangibles, Net	592.9	629.6	653.8
Goodwill	2,119.8	2,118.0	2,119.4
Total Assets	$9,366.5	$8,762.6	$8,792.8
Liabilities and Shareholders' Equity:
Current Installments of Long-term Debt	$81.7	$80.5	$80.3
Accounts Payable	613.5	570.8	509.7
Income Taxes Payable	9.6	7.5	13.3
Accrued Liabilities	294.5	263.8	291.5
Total Current Liabilities	999.3	922.6	894.8
Long-term Debt	3,663.5	3,537.1	3,597.5
Accrued Pension Liability	618.7	638.1	597.7
Deferred Income Taxes	1,055.5	1,032.5	1,036.6
Other Liabilities	731.0	359.3	335.5
Total Liabilities	7,068.0	6,489.6	6,462.1
Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 240.0 Shares: Issued and Outstanding 166.4 Shares (165.4 and 165.3 in 2016)	166.4	165.4	165.3
Additional Paid-in Capital	2,267.7	2,243.8	2,242.8
Accumulated Other Comprehensive Loss	(470.0)	(510.0)	(466.7)
Retained Earnings	334.4	373.8	389.3
Total Shareholders' Equity	2,298.5	2,273.0	2,330.7
Total Liabilities and Shareholders' Equity	$9,366.5	$8,762.6	$8,792.8

(a)	Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Nine Months Ended September 30,
(In millions)	2017	2016
Operating Activities:
Net Income (Loss)	$60.2	$(21.4)
Earnings of Non-consolidated Affiliates	(1.5)	(1.1)
Losses on Disposition of Property, Plant and Equipment	0.4	0.6
Stock-based Compensation	6.4	6.1
Depreciation and Amortization	411.4	397.4
Deferred Income Taxes	(17.5)	(34.8)
Write-off of Equipment and Facility Included in Restructuring Charges	—	76.6
Qualified Pension Plan Contributions	(1.2)	(7.1)
Qualified Pension Plan Income	(20.3)	(27.8)
Changes in:
Receivables	(48.5)	18.2
Income Taxes Receivable/Payable	10.6	(7.8)
Inventories	(46.7)	46.1
Other Current Assets	3.1	22.7
Accounts Payable and Accrued Liabilities	92.9	(54.1)
Other Assets	7.7	0.5
Other Noncurrent Liabilities	(13.6)	(7.5)
Other Operating Activities	11.7	0.5
Net Operating Activities	455.1	407.1
Investing Activities:
Capital Expenditures	(210.0)	(199.4)
Business Acquired in Purchase Transaction, Net of Cash Acquired	—	(69.5)
Payments Under Long-term Supply Contracts	(209.4)	(175.7)
Proceeds from Sale/Leaseback of Equipment	—	40.4
Proceeds from Disposition of Property, Plant and Equipment	0.1	0.4
Proceeds from Disposition of Affiliated Companies	—	6.6
Net Investing Activities	(419.3)	(397.2)
Financing Activities:
Long-term Debt Borrowings (Repayments), Net	127.6	(176.1)
Stock Options Exercised	18.5	0.4
Dividends Paid	(99.6)	(99.1)
Debt Issuance Costs	(11.2)	(0.8)
Net Financing Activities	35.3	(275.6)
Net Increase (Decrease) in Cash and Cash Equivalents	71.1	(265.7)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	0.3	0.7
Cash and Cash Equivalents, Beginning of Period	184.5	392.0
Cash and Cash Equivalents, End of Period	$255.9	$127.0

(a)	Unaudited.

Olin Corporation
Non-GAAP Financial Measures(a)

Olin's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax expense (benefit), other expense (income), restructuring charges, acquisition-related costs and certain other non-recurring items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance of our assets without regard to financing methods, capital structures, taxes or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. Reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are omitted from this release because Olin is unable to provide such reconciliations without the use of unreasonable efforts. This inability results from the inherent difficulty in forecasting generally and quantifying certain projected amounts that are necessary for such reconciliations. In particular, sufficient information is not available to calculate certain adjustments required for such reconciliations, including interest expense (income), income tax expense (benefit), other expense (income), restructuring charges and acquisition-related costs. Because of our inability to calculate such adjustments, forward-looking net income guidance is also omitted from this release. We expect these adjustments to have a potentially significant impact on our future GAAP financial results.

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2017	2016	2017	2016
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net Income (Loss)	$52.7	$17.5	$60.2	$(21.4)
Add Back:
Interest Expense	53.1	47.5	158.0	143.6
Interest Income	(0.4)	(0.5)	(1.0)	(1.3)
Income Tax Provision (Benefit)	7.7	3.8	(3.7)	(36.3)
Depreciation and Amortization	139.2	135.3	411.4	397.4
EBITDA	252.3	203.6	624.9	482.0
Add Back:
Restructuring Charges(b)	9.2	5.2	25.9	106.2
Acquisition-related Costs(c)	1.1	13.1	12.5	39.6
Information Technology Integration Project(d)	2.9	—	2.9	—
Certain Non-recurring Items(e)	—	—	—	(11.0)
Adjusted EBITDA	$265.5	$221.9	$666.2	$616.8

(a)	Unaudited.

(b)
Restructuring charges for the three and nine months ended September 30, 2017 and 2016 were primarily associated with the closure of 433,000 tons of chlor alkali capacity across three separate Olin locations. For the nine months ended September 30, 2016, $76.6 million of these charges were non-cash impairment charges for equipment and facilities.

(c)	Acquisition-related costs for the three and nine months ended September 30, 2017 and 2016 were associated with our integration of the Acquired Business.

(d)
Information technology integration project for both the three and nine months ended September 30, 2017 included costs associated with the implementation of new enterprise resource planning, manufacturing, and engineering systems, and related infrastructure costs.

(e)
Certain non-recurring items for the nine months ended September 30, 2016 included an $11.0 million insurance recovery for property damage and business interruption related to a 2008 chlor alkali facility incident.